Exhibit 10.4

SHARE PURCHASE AGREEMENT

This SHARE PURCHASE AGREEMENT (“Agreement”) is made and entered into on 30th December, 2015 (“Effective Date”) by and amongst:

CALPIAN INC., a company incorporated under the laws of State of Texas, United States of America and having its registered/corporate office at 500 N. Akard Street, Suite 2850, Dallas, TX 75201 (hereinafter referred to as “Transferor”, which expression shall, unless repugnant to the context or meaning thereof, mean and include successors and permitted assigns) of the First Part;

AND

HALL MOM, LLC., a Texas limited liability company incorporated and existing under the laws of United States of America and having its registered office at KPMG Plaza, 2323 Ross Avenue, Suite 200, Dallas, Texas, 75201 with the Secretary of State of the State of Texas, at (hereinafter referred to as “Transferee”, which expression shall, unless repugnant to the context or meaning thereof, mean and include its successors and permitted assigns) of the Second Part.

For sake of brevity and convenience, the Transferee and the Transferor are hereinafter collectively referred to as “Parties” and individually as “Party”.

WHEREAS:

A. The Parties executed a loan and security agreement effective as of September 17, 2015 (“Loan Agreement”) pursuant to which the Transferee has lent $2,000,000 to Transferor;

B. Transferee is the beneficial owner of the securities of the Transferor set forth on Annexure A attached hereto (“Securities”);

C. Transferee has approached the Transferor and expressed its willingness to acquire Sale Shares, as hereafter defined, of Digital Payments Processing Limited (hereinafter referred to as “Company”) and My Mobile Payments, Limited (hereinafter referred to as “MMPL”) held by Transferor;

D. The Transferee and the Transferor are desirous of entering into this Agreement to set forth the terms and conditions agreed between them for the purchase by the Transferee, and the sale by the Transferor, of all of the Sale Shares.

NOW, THEREFORE, the Parties have entered into this Agreement in consideration of the mutual representations, warranties, covenants and agreements set forth herein, and for good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties hereto, intending to be legally bound, agree as follows:

1. DEFINITIONS AND INTERPRETATION

In this Agreement, (i) capitalised terms defined by inclusion in quotations and/ or parenthesis have the meanings so ascribed; and (ii) the following terms shall have the following meanings assigned to them herein below:

“Business Day” a day (excluding Saturdays, Sundays and public holidays) on which banks are open for business in India and Texas, United States

Exhibit 10.4

“Fully Diluted Basis” means the total equity share capital of the Company calculated assuming that all outstanding securities convertible, exercisable and/or exchangeable into equity shares or rights or options which carry a right to subscribe to equity shares or securities convertible, exercisable and/or exchangeable into equity shares, including debentures, stock options, warrants issued by the Company (whether or not by their terms then currently convertible, exercisable or exchangeable) have been so converted, exercised or exchanged;

“ITA” means Indian Income-tax Act, 1961 as amended, substituted, or replaced including circulars, notifications, explanations and clarifications issued by the Central Board of Direct Taxes and rules framed under the Income Tax Rules, 1962;

Restated Articles” means the articles of the Company, as amended to incorporate the terms and conditions as set out in the Second Amendment to the Share Subscription and Shareholders Agreement and as approved by Hall.

2. SALE AND PURCHASE

2.1. The Parties duly acknowledge that the Transferor, in the capacity of the borrower, had duly executed and entered into the Loan Agreement to avail the facility of loan from the Transferee. The Loan Agreement was duly executed to borrow a sum of $2,000,000 (“Loan Amount”). In furtherance to the Loan Agreement, Transferor is required to re-pay the amount of loan to the Transferee.

2.1.1. Transferor hereby sells, transfers and assigns to Transferee and Transferee hereby purchases from Transferor, all of Transferor’s right, title and interest in 450,379 equity shares of the Company, representing at least 10% (ten) percent of the total paid up share capital of the Company on a Fully Diluted Basis (collectively “Sale Shares”) with effect as of the Effective Date free from all charges, liens, encumbrances and claims in exchange for the consideration set forth in Section 2.3 which is equivalent to an approximate aggregate amount equal to $3,000,000. The shareholding pattern of the Company as on the Effective Date is set out in Part I of Annexure B. The details of Sale Shares have been provided in part II of Annexure B. Stamp duty payable for the transfer of the Sale Shares shall be paid by the Transferor.

2.2. Accordingly, in consideration for the sale, transfer and assignment of the Sale Shares to the Transferee, the Transferee, as full and complete payment for the Sale Shares, hereby agrees and acknowledges that (i) the Loan Amount has been repaid by the Transferor in terms of the Loan Agreement; and (ii) the Securities shall be surrendered to the Transferor for cancellation by the Transferor on the Effective Date.

2.3. The acquisition of Sale Shares by Transferee shall discharge the liability of the Transferor to repay the Loan Amount to Transferee under the Loan Agreement. Pursuant to such acquisition of the Sale Shares by Transferee, Transferor shall not be liable to pay any further amount, whether principal or interest or such other charges as may be described under the Loan Agreement, to the Transferee under the Loan Agreement and the Transferor is discharged of all liabilities and covenants in terms of the Loan Agreement. In addition, the acquisition of Sale Shares by Transferee shall (i) constitute complete satisfaction of all of the Transferor’s and Transferee’s obligations under the Loan Agreement, and (ii) all documents and agreements between the Transferor and the Transferee governing the obligations under the Loan Agreement shall automatically terminate and be of no further force or effect (it being understood that the Transferee shall be deemed to have automatically and permanently waived any rights to receive any prepayment fees or premiums under such documents). Upon delivery of the Sale Shares to Transferee, the Transferee hereby authorizes the Transferor or its designees to file any UCC-3 termination statement and any other release of termination documentation required to terminate any security interest previously held by the Transferee.

Exhibit 10.4

3. REPRESENTATIONS AND WARRANTIES

Each of the Parties hereto represents and warrants to the other Party that as on the Effective Date

3.1. it has all necessary power and authority to enter into this Agreement, to carry out its obligations hereunder and to consummate the transactions contemplated hereby;

3.2. it is within its business scope to enter into this Agreement and it has taken all actions required by law to authorize the execution, delivery and performance of this Agreement;

3.3. no order has been made, petition presented or meeting convened for its winding up or for the appointment of a provisional liquidator and no receiver has been appointed in respect of the whole or any part of its property, assets and/or undertakings, or in the event where such order, petition, appointment or winding up exists, the same has been stayed, dismissed, struck out or discharged, as the case may be, within the required period;

3.4. the execution, delivery and performance of this Agreement by it will neither conflict with nor violate any applicable law and/or its constitutional documents; and will not breach any agreement, covenant, court order, judgment, or decree to which it is a party or by which it is bound; and

3.5. this Agreement constitutes a legal, valid and binding obligation of each Party, enforceable in accordance with its terms, subject to bankruptcy, insolvency and other similar laws of general applicability relating to or affecting creditors' rights.

The Transferor represents to the Transferee as follows:

3.6. Title. Transferor has good right, full power and absolute authority to transfer and sell the Sale Shares to the Transferee free from any lien, encumbrance, claim or demand of any nature including any tax demands under the ITA. Upon the sale and transfer of the Sale Shares to the Transferee on the Effective Date, in terms of this Agreement, the Transferee shall have clear and marketable title to the Sale Shares, which will be free from any lien, encumbrances or any claim or demand of any description whatsoever. The contents of Annexure B are true, accurate and complete.

3.7. Foreign Corrupt Practices. Transferor and no agent or other person acting on behalf of Transferor, has: (i) directly or indirectly, used any funds for unlawful contributions, gifts, entertainment or other unlawful expenses related to foreign or domestic political activity, (ii) made any unlawful payment to foreign or domestic government officials or employees or to any foreign or domestic political parties or campaigns from corporate funds, (iii) failed to disclose fully any contribution made by Transferor (or made by any person acting on its behalf) which is in violation of law or (iv) violated in any material respect any provision of the Foreign Corrupt Practices Act of 1977, as amended.

3.8. No Pending Proceedings. There are no pending proceedings or tax demands against the Transferor under the ITA which could result in the transaction hereunder being considered as void, voidable against taxes or otherwise.

3.9. True and Correct Information. The information provided for the purposes of computation of Withholding Amount is true and correct.

Exhibit 10.4

3.10. No Disagreements with Accountants or Lawyers. There are no disagreements of any kind presently existing, or reasonably anticipated by Transferor to arise, between Transferor and the accountants and lawyers formerly or presently employed by Transferor which could affect Transferor’s ability to perform any of its obligations under this Agreement.

3.11. OFAC. Neither Transferor nor any director, officer, agent, employee or Affiliate of Transferor is currently subject to any U.S. sanctions administered by the Office of Foreign Assets Control of the U.S. Treasury Department (“OFAC”).

3.12. Full Disclosure. All of the disclosure furnished by or on behalf of Transferor to Transferee regarding Transferor, the Company, their business and the transactions contemplated hereby is true and correct and does not contain any untrue statement of a material fact or omit to state any material fact necessary in order to make the statements made therein, in light of the circumstances under which they were made, not misleading, except that such information may contain projections the achievement of which there can be no assurance.

3.13. No Other Subsidiaries in India. Except for its ownership interests in the Company and MMPL, Transferor has no interest, either directly or indirectly, in any other company or entity formed under the laws of India or doing business in India.

3.14. FDI Compliance. Neither the Company nor any of its subsidiaries is engaged in any activity in which foreign investment is restricted or prohibited under the Foreign Exchange Management Act, 1999 and rules and regulations made thereunder and the Foreign Direct Investment Policy issued by the Department of Industrial Policy and Promotion, Ministry of Commerce and Industry, Government of India, with effect from May 12, 2015 (“FDI Policy”).

3.15. Validity of the Services Agreement. The Agreement dated 23 March 2012, executed between the Company and MMPL, together with all amendments and ancillary agreements referred therein (“Initial Service Agreement”) has been terminated and there are no pending claims by the Company or MMPL in relation to the Initial Service Agreement. The Agreement dated 31 March 2015, executed between the Company and MMPL, together with all amendments and ancillary agreements referred therein (“New Service Agreement”) is valid, subsisting, enforceable and to the best of the knowledge of the Transferor, the Company has not received any notice to terminate the New Service Agreement or any other claim under the Service Agreement.

3.16. Business Transfer Agreement. The Business Transfer Agreement dated 31 March 2015 (“BTA”) is valid, subsisting enforceable in accordance with the terms thereof. The transfer of the business as contemplated under the BTA has been fully effected. All conditions required to be fulfilled for the transfer the business in entirety in accordance with the terms of the BTA including fulfilment of any conditions subsequent required to be fulfilled, have been completed other than part of the consideration which remains unpaid. Transferor undertakes that it shall cause the Company to pay the remaining consideration required to be paid by the Company to MMPL under the BTA. Further, Transferor represents and warrants, on a full indemnity basis, to the Transferee that non-payment of the entire consideration in terms of the BTA does not and shall not confer any rights upon MMPL to either revoke the transfers made or make a claim against the Company. .

3.17. Compliance with Law. The Company is in compliance in all material respects with all applicable Laws. It has not received any written notice from any governmental entity regarding (i) any actual, alleged, possible, or potential

Exhibit 10.4

violation of, or failure to comply with, any Law, or (ii) any actual, alleged, possible, or potential obligation on the part of it to undertake, or to bear all or any portion of the cost of, any remedial action of any nature. The Company possesses all of the material licenses and permits that are necessary to own and operate the business as presently conducted, and each of such licenses and permits is valid and in full force and effect.

3.18. No Breach of the SSSA. All rights of the Transferor under the Share Subscription and Shareholders Agreement dated March 23, 2012 as amended from time to time, are valid, enforceable and it has not committed any breach of its obligations that would result in termination of the SSSA or dilution of any rights granted under the SSSA or any agreement in writing between the Transferor and the Company and/or its Shareholders.

3.19. No Capital Gains. No capital gains shall be arising to the Transferor from the transaction hereunder under the ITA. Since there are no capital gain the Transferor is not required to pay any tax under the ITA and consequently the Transferee has no withholding tax obligations under the ITA. Transferor shall provide true and correct information while obtaining the Tax Certificate from a reputed Chartered Accountant as required under Clause 5.1 of this Agreement.

3.20. No pending litigation. Transferor has not received any written notice of or otherwise aware of any litigation, inquiry or investigation preventing performance of any action contemplated by this Agreement.

4. CLOSING AND POST-CLOSING ACTIONS

On the Effective Date, the Parties shall undertake the following actions in the sequence set out below:
4.1. The Transferor shall provide the Transferee a copy of the resolution passed by the board of directors of the Company approving the execution of the Second

Amendment to the Share Subscription and Shareholders Agreement in the form of Annexure C and the Option in Annexure D.

4.2. All shareholders of the Company shall waive their pre-emption and other rights for transfer of the Sale Shares by Transferor to Transferee under the Share Subscription and Shareholders Agreement dated March 23, 2012 as further amended from time to time (“SSSA”) and the articles of association of the Company and shall have no objection to the transfer of Sale Shares from Transferor to Transferee and shall execute and deliver to the other the Second Amendment to the Share Subscription and Shareholders Agreement in the form of Annexure C.

4.3. The Parties shall execute and deliver to the Transferee an Option in the form of Annexure D.

4.4. The Transferee shall purchase and acquire from the Transferor the Sale Shares along with the title and interest of the Transferor in and unto the Sale Shares together with all benefits, rights and obligations attaching thereto as at the Effective Date, free and clear of all encumbrances for the consideration which is equivalent to an approximate aggregate amount equal to $3,000,000 and is represented in its entirety by the Securities.

4.5. The Transferor shall sell and deliver to the Transferee the Sale Shares along with the title and interest of the Transferor in and unto the Sale Shares together with all benefits, rights and obligations attaching thereto as at the

Exhibit 10.4

Effective Date, free and clear of all encumbrances by delivering to the Transferee the original share certificates and the duly executed and stamped transfer deeds in respect of the Sale Shares and such other documents, if any, which may be reasonably required to give good title to the Sale Shares.

4.5.1. The Transferor shall cause the Company to convene a meeting of the board of directors of the Company for passing the resolutions to (i) take on record the transfer of the Sale Shares unto and make the necessary entries in its statutory registers maintained under the Companies Act, 2013 (“Act”) to record the aforesaid transfer of Sale Shares in favor of the Transferee; and (ii) appoint two directors nominated by the Transferee on the board of the Company (“Transferee Directors”). Provided however, if the appointment of the Transferee Directors are not completed on Effective Date due to the relevant nominations not being provided by the Transferee such actions shall be completed as soon as reasonably possible and in any event within 7 (Seven) Business Days from the date of receipt of request from the Transferee. Until the Transferee appoints the Transferee Directors, the Transferee shall be permitted to appoint an observer on the board. The Transferor shall cause the Company to update its register of members to reflect the names of the Transferee as shareholder of the Company of the Sale Shares and provide the Transferee with a certified true copy of the resolutions passed at the aforementioned board meeting and the updated register of members.

4.6. The Transferee shall issue a no dues certificate to the Transferor in terms of the Loan Agreement stating that consideration payable to the Transferor for purchase of Sale Shares have been adjusted against the loan granted under the Loan Agreement and no further payments or obligations are required to be discharged by the Transferor. Further, the Transferee is required to surrender the Securities for cancellation to the Transferor on the Effective Date and the Transferor shall take into record the same by passing the necessary resolution in the board meeting. The Transferee shall provide all the necessary documents as reasonably requested by the Transferor.

4.7. The Transferor and the Transferee shall deliver to each other and to the Company, as the case may be, any and all documents or certificates or instruments as may be reasonably requested by the other Party or the Company in order to effect the transactions contemplated by this Agreement to occur at the Effective Date.

4.8. The Transferor shall provide to the Transferee, a copy of the undated duly filled and signed Form 22-A by each shareholder consenting to having the general meeting 7 (Seven) Business Days from the Effective Date on short notice.

4.9. The Transferor shall cause the Company to, and the Company shall:

4.9.1. file form DIR-12 with respect to the appointment of the Transferee’ nominee directors (if applicable);

4.9.2. update its register of directors to reflect the name of the Transferee’s nominee directors (if applicable);

4.9.3. update its register of transfers to reflect the names of the Transferee as the transferee of the Sale Shares; and

4.9.4. ensure all the actions that have been resolved and/or required to be carried out in order to effectively achieve the closing are carried out.

Exhibit 10.4

4.10. The Transferee shall ensure that the Company shall provide a copy of the updated registers and a copy of the filed forms along with their payment challans, as set out in Clause 4.10 above to the Transferee.

5. CONDITIONS SUBSEQUENT AND COVENANTS

5.1. Within 30 days from the Effective Date, the Transferor shall provide a computation, as certified by a chartered accountant of repute as appointed by the Transferor,

(“Tax Certificate”) in a form approved by Hall of capital gains, if any, arising to the Transferor on the transaction hereunder and the tax thereon as per the provisions of the ITA. In the event the Tax Certificate shows that the Transferor has earned any capital gains which are subject to tax in India and the Transferee is required to withhold such applicable tax (“Withholding Amount”), the Transferor hereby unconditionally covenants and undertakes to pay to the Transferee within 2 (Two) Business Days of receipt of the Tax Certificate, an amount equivalent to the Withholding Amount plus the applicable interest payable and penalty, if any until the date of the actual payment of such taxes by the Transferee to the Indian tax authorities.

5.2. Within 7 (Seven) Business Days from the Effective Date, the Transferor shall cause the Company to hold a meeting at shorter notice, of the shareholders at shorter notice for passing the resolutions to: (i) adopt the Restated Articles as the articles of the Company; and (ii) appoint two directors nominated by the Transferee on the board of the Company (if applicable). Immediately upon the completion of the aforementioned actions, the Company shall file the Form MGT -14 for the special resolutions passed in relation to the adoption of the Restated Articles and the Form DIR-12 file form DIR-12 with respect to the appointment of the Transferee’ nominee directors (if applicable).

5.3. The Transferor shall facilitate the Transferee in completing a satisfactory due-diligence covering business, financial projections and business plan, technical, financial (including a review of the financial statements) and legal aspects of the Company and MMPL.

5.4. The Transferor agrees that following the Effective Date, no dividends or distributions will be made by the Company or MMPL in respect of their equity securities and no amounts will be loaned, paid or otherwise distributed from the Company or MMPL to Transferor without the prior written consent of Transferee and such consent shall not be unreasonably withheld.

5.5. In the event the Tax Certificate mentions that the Transferor has earned any capital gains which are subject to tax in India and the Transferee is required to withhold Withholding Amount, the Transferor shall file its tax return in India not later than 30 September 2016 in respect of the transfer of Sale Shares in India with the income tax authorities and provide acknowledgement of the same to the Transferee.

6. INDEMNITY

6.1. The Transferor shall indemnify the Transferee, any member holding shares of the Transferee and their respective officers and , directors from and against and pay/make good to the Transferee all direct losses incurred or suffered by the Transferee arising out of, relating to or resulting from any inaccuracy in or breach of any representation and/or warranty given by the Transferor in relation to the title of the Sale Shares , or other statement of the Transferor contained in this Agreement or in any certificate, instrument or other document delivered by or on behalf of the Transferor pursuant to this Agreement to the Transferee or any breach of a covenant contained herein.

Exhibit 10.4

For the purposes of indemnity under this Clause 6.1, maximum liability of the Transferor shall be an amount of $3,000,000. The obligations of the Transferor under this Clause 6.1 shall remain valid for a period of 3 years from the Effective Date. Nothing in this cause shall limit the liability of the Transferor for any fraud, wilful default or gross negligence.

6.2. Transferor shall indemnify, defend, hold harmless the Transferee any member holding shares of the Transferee directors and their respective officer, director and employees from and against any losses arising from or in connection with any tax liability imposed or other payments (including but not limited to any income tax, withholding tax, minimum alternate tax, fee, interest, surcharge, cess, penalties thereon and additions thereto including any sum payable as a representative assessee or otherwise) or any amount arising out of any assessment, or action taken or legal or other proceedings or prosecutions initiated by or on behalf of the tax authorities in India, along with any reasonable attorney and advisers’ costs and expenses in relation to such proceedings, to which the Transferee, is subject to, or suffers or incurs, any liability, in relation to any income tax liability arising in relation to the sale and purchase of Sale Shares pursuant to this Agreement. Nothing in this clause shall limit the liability of the Transferor for any fraud, wilful default or gross negligence.

7. DISPUTES

7.1. The Parties agree that any dispute or controversy arising out of or related to this Agreement shall be promptly, but finally, determined by a neutral third party appointed by the American Arbitration Association, as arbitrator, upon informal written submittal and oral presentation in Dallas, Texas. Each Party shall bear the costs of its attorney. Proceedings before the arbitrator may be initiated by sending a written demand to a party identifying the matter(s) in dispute and unresolved and notifying the American Arbitration Association. The proceeding shall be held within fifteen (15) days of the written demand, which period may be extended by the arbitrator for good cause shown. Any decision under this provision shall be final and enforceable by court order. The Parties further agree that any litigation instituted in connection an arbitration hereunder or otherwise in connection with this Agreement, shall be in Dallas County, Texas.

8. GOVERNING LAW

This Agreement shall be governed by and construed in accordance with the laws of Texas. The Courts in Dallas, Texas shall have the exclusive jurisdiction to entertain and dispose off any proceeding arising out of or from or touching this Agreement.

(Execution page follows)

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Exhibit 10.4

ANNEXURE A
DETAILS OF THE SECURITIES
1. 1,000,000 shares of Calpian Inc. of common stock par value $0.001 per share and 100,000 warrants shares.

2. Warrant dated September 17, 2015 issued to the Transferee for the purchase of 2,500,000 of Calpian, Inc. common stock par value $0.001 per share.

3. $ 2,000,000 promissory note in favour of Hall.

ANNEXURE B
PART I
SHAREHOLDING PATTERN OF DPPL

Sr. No.	Shareholder's name	No. of shares held as of 19/11/2015		Percentage of Shareholding
1	Shashank Joshi	501,800		11.14310541%
2	Ranjeet Oak	12,675		0.28146445%
3	Rajat Sharma	48,200		1.07034213%
4	Jolly Mathur	38,025		0.84439335%
5	Sanjay Malik	38,025		0.84439335%
6	Sushil Poddar	38,025		0.84439335%
7	Ravi Subrarmanian	2,500		0.05551567%
8	Calpian Inc.	3,453,381	*	76.68670486%
9	Mark Houghton Berry	85,832	**	1.90600842%
10	Bobby B. Lyle	88,028		1.95477338%
11	Michael Barish	196,742		4.36890563%
	Total	4,503,233		100%

*Includes 852,342 equity shares to be allotted to Calpian, Inc., at an issue price of Rs. 175/- in lieu of inward remittance of USD 2,285,241 (Rs. 149,159,869) made by Calpian, Inc. in DPPL. Currently, the shares allotted to Calpian, Inc., in DPPL are 2,601,039.
** Mr. Mark Houghton Berry is currently shareholder in the books of DPPL. Post execution of share transfer deed by Mr. Mark Houghton Berry in favour of Calpian, Inc., the same will be placed before the Board for updating DPPL’s records.

Exhibit 10.4

PART II
DETAILS OF SALE SHARES

S. No.	Share Certificate Number	Distinctive Number	Folio Number	Number of Shares
1	15	253501 to 298034	8	44,534
2	16	298035 to 321548	8	23,514
3	17	321549 to 344700	8	23,152
4	18	344701 to 481439	8	136,739
5	20	686440 to 712790	8	26,351
6	21	712791 to 880389	8	167,599
7	23	1101140 to 1115384	8	14,245
8	24	1115385 to 1129629	8	14,245
Total				450,379

ANNEXURE C
FORM OF SECOND AMENDMENT TO THE SHARE SUBSCRIPTION AND SHAREHOLDERS AGREEMENT

THIS SECOND AMENDMENT TO SHARE SUBSCRIPTION AND SHAREHOLDERS AGREEMENT ("Agreement") is made as of the 30th day of December 2015, by and amongst:

Digital Payments Processing Limited, a public limited company, incorporated under the (Indian) Companies Act, 1956, and having its registered office at MOM House, Plot No. 61, Ramchandra Lane, Next to Kapolwadi, Opp. to Bikaji Foods, Kanchpada, Malad (W), Mumbai - 400064, Maharashtra, India (hereinafter referred to as “Company” which expression shall be deemed to mean and include its administrators, successors and permitted assigns) of the First Part.

AND

Mr. Shashank Joshi, Indian inhabitant, residing at F.N. 1901,Emrald-1, Royal Palms Golf Country Club, Aarey Milk Colony, Goregaon (East), Mumbai 400065, Maharashtra, India (hereinafter referred to as the “Company Founder No. 1”, which expression shall be deemed to mean and include his heirs, executors, administrators, successors and permitted assigns).

AND

Mr. Rajat Sharma, Indian inhabitant, residing at 1-11-126 & 126/1, 503, Jaya Enclave, Shyamlal Begumpet, Hyderabad 500016, Andhra Pradesh, India (hereinafter referred to as the “Company Founder No. 2”, which expression shall be deemed to mean and include his heirs, executors, administrators, successors and permitted assigns).

AND

Mr. Ranjeet Oak, Indian inhabitant, residing at 41/A/4, Manish Nagar, Four Bungalows, Andheri (W), Mumbai 400053, Maharashtra, India (hereinafter referred to as the “Company Founder No. 3”, which expression shall be deemed to mean and include his heirs, executors, administrators, successors and permitted assigns).

Exhibit 10.4

AND

Mr. Jolly Mathur, Indian inhabitant, residing at 43/1301 MIG, Adarshnagar, Worli, Mumbai 400025, Maharashtra, India (hereinafter referred to as the “Company Founder No. 4”, which expression shall be deemed to mean and include his heirs, executors, administrators, successors and permitted assigns).

AND

Mr. Sushil Poddar, Indian inhabitant, residing at Happy House, 21, Camac Street, 7th Floor, Kolkata 700016, India (hereinafter referred to as the “Company Founder No. 5”, which expression shall be deemed to mean and include his heirs, executors, administrators, successors and permitted assigns).

AND

Mr. Sanjay Malik, Indian inhabitant, residing at B-19, Back Side, Ground Floor, Rana Pratap Bagh, New Delhi 110 007, India (hereinafter referred to as the “Company Founder No. 6”, which expression shall be deemed to mean and include his heirs, executors, administrators, successors and permitted assigns).

AND

Mr. Ravi Subramanian, Indian inhabitant, residing at Flat No 406, J M Apartments, 6-3-1113 Begumpet, Hyderabad 500016, Andhra Pradesh, India (hereinafter referred to as the “Company Founder No. 7”, which expression shall be deemed to mean and include his heirs, executors, administrators, successors and permitted assigns).

Company Founder No.1 to 7 collectively shall be referred to as party of the Second Part.

AND

Calpian Inc., a company incorporated under the laws of State of Texas, USA and having its registered/corporate office at 500 N. Akard Street, Suite 2850, Dallas, TX 75201(hereinafter referred to as “Calpian” which expression shall be deemed to mean and include its administrators, successors and permitted assigns) Party of the Third Part.

AND

HALL MOM, LLC., a Limited Liability Company incorporated and registered under the laws of State of Texas, USA and having its registered/corporate office at KPMG Plaza, 2323 Ross Avenue, Suite 200, Dallas, Texas, 75201(hereinafter referred to as “Hall” which expression shall be deemed to mean and include its administrators, successors and permitted assigns) Party of the Fourth Part.

WHEREAS

A. The Company, Company Founders and Calpian have executed Share Subscription and Shareholders Agreement on March 23, 2012 and further amended by the First Amendment Agreement dated August 14, 2013 (hereinafter collectively referred to as “SSSA”).

B. After the execution of the SSSA, Bobby B. Lyle, Michael Barish and Calpian have subscribed to further equity shares of the Company.

Exhibit 10.4

C. On the even date, Calpian and Hall have executed a share purchase agreement (“SPA”) wherein Calpian has sold 450,379 Shares of the Company to Hall for a consideration amounting to $3,000,000 (US Million Dollar Three Million) (“Acquisition Amount”).

D. Accordingly, Hall has requested for certain board rights on the Board of the Company and other management rights to be granted to it. Therefore, Parties are executing this Agreement to record the rights of the Parties and further amendment to the SSSA.

NOW THEREFORE, in consideration of the premises and mutual promise and agreements of the Parties herein expressed, the sufficiency of which is acknowledged by the Parties, the Parties, intending to be legally bound, hereby agree as follows:

1. AMENDMENT TO THE SSSA

1.1 The definition of the term “Board Nominee” in Clause 1.1 (Definitions) of the SSSA shall be deleted in entirety and shall be replaced with the following:

‘“Board Nominee” means a person nominated by Calpian, Company Founders and Hall as a Director of Company and shall include their alternate director duly appointed in accordance with this Agreement.’

1.2 The definition of the term “Business” in Clause 1.1 (Definitions) of the SSSA shall be deleted in entirety and shall be replaced with the following:

‘“Business” means the business to undertake manpower support, call centre assistance, providing infrastructure facility as stated in the Memorandum and such other further business as may be mutually agreed to between Calpian, Hall and Company Founders, in writing;

1.3 The definition of the term “Parties” in Clause 1.1 (Definitions) of the SSSA shall be deleted in entirety and shall be replaced with the following:

‘“Parties” mean Company (where the context so permits), Company Founders (collectively as a single party), Calpian and Hall collectively and each severally being referred to as a “Party”. For avoidance of doubt it is hereby clarified that for the purpose of this Agreement, all the Company Founders and their Associates shall be collectively considered as one Party and Calpian and its Associates shall be collectively considered as one Party.’

1.4 The following sentence shall be added at the end of Clause 7.2 (Permitted Transfers) of the SSSA:

‘Notwithstanding any provision of this Agreement, including Clause 7.3, Hall shall have the right to transfer its Shares, at its discretion and along with all rights granted to it under this Agreement, to any Person not being a competitor of the Company provided however, the transferee shall fulfill all the obligations of Hall (if any) under this Agreement.’

1.5 The following sentence shall be added at the end of Clause 7.5.1 (Drag Along Rights) of the SSSA:

‘Hall shall be required to transfer its Shares under this Clause only in the event, it receives as consideration at least the value of its total investment. Where Hall transfers its Shares under this Clause, it shall not be required to give

Exhibit 10.4

any representation, warranties, indemnities or covenants to the third party purchaser except in relation to the title of its Drag Along Shares or agree to any onerous rights or obligations.’

1.6 The following sentence shall be added at the end of Clause 7.6.2 (Tag-Along Rights) of the SSSA :

‘Where Hall chooses to exercise its Tag Along Right, Hall shall not be required to give any representation, warranties, indemnities or covenants to the third party purchaser except in relation to the title of its Tag Along Shares or agree to any onerous rights or obligations.’

1.7 Clause 11.1.1 (Composition and Proceedings of the Board) of the SSSA shall be deleted in entirety and shall be replaced with the following:

‘11.1.1 Calpian, the Company Founders and Hall shall have a right but not the obligation to nominate equal number of Directors on the Board. The initial composition of the Board shall consist of 6(six) Directors in accordance with the following ratio:
i) Calpian shall nominate 2 (two) Directors;
ii) Company Founders shall appoint 2 (two) Directors; and
iii) Hall shall nominate 2 (two) Directors.’

If for any reason, Hall has not nominated its Directors, the Company shall appoint such directors as soon as reasonably possible and in any event within
7 (Seven) business days from the date of receipt of request from Hall. Hall shall be permitted to appoint an observer on the Board until it has nominated atleast one Director on the Board. The observer so nominated shall be entitled to receive notice for all meetings of the Board and committees and shall be allowed to attend physically or by way of video conference all such meetings. ’

1.8 Clause 11.1.5 (Composition and Proceedings of the Board) of the SSSA shall be deleted in entirety and shall be replaced with the following:

‘Subject to the Act, where Hall has appointed at least one Board Nominee the quorum for the Board shall be three directors of at least 1 (Board) Nominee of each of Calpian, Company Founders and Hall or their respective duly appointed alternates. Subject to the Act and applicable Laws, all or any of the Directors, or members of any committee of the Board may participate in a meeting of the Directors or that committee by means of a video conference or such other audio-visual modes permitted under applicable Law. If Hall has not nominated any Directors for appointment, subject to the Act, the quorum shall be two directors of at least 1 (Board) Nominee of each of Calpian and the Company Founders or their respective duly appointed alternates. Where under the provisions of the Act, the physical meeting of the Directors is required and Hall’s Board Nominee is unable to participate, waiver of his/her presence should be obtained and consent for any Reserved Matters should be obtained in writing.”
1.9 The last sentence of Clause 11.1.7 (Composition and Proceedings of the Board) of the SSSA shall be deleted in entirety and shall be replaced with the following:

‘Provided however, if at least one Board Nominee of Calpian, Hall or Company Founders is not present, no decision on any Reserved Matters shall be taken unless a waiver or consent for such Reserved Matters has been provided in writing by the Board Nominee of Calpian, Company Founders or Hall (as applicable) or where Hall does not have a Board Nominee, consent for Reserved Matters shall be obtained from Hall.’
1.10 Clause 11.2.3 (Board Responsibilities) of the SSSA shall be deleted in entirety, and replaced with the following:

Exhibit 10.4

‘Each committee shall have pro rata representation of the Board Nominee of the Calpian, Hall and the Company Founders as applicable in case of Board of Directors and quorum requirements for a Board meeting shall mutatis mutandis apply to a committee meeting.’

1.11 The first sentence of Clause 11.3.1 (Executive Management) of the SSSA shall be deleted in entirety, and replaced with the following:

‘The Executive Management shall comprise of CEO and 5 (five) other positions in the Company mutually agreed in writing between Company Founders, Calpian and Hall. The Parties hereby agree that in the event 2(two) Parties agree to the appointment of the proposed Executive Management and 1 (One) Party does not agree to the appointment of the said Executive Management then the said non agreeing Party shall provide an alternative within 10 business days from his rejection which shall be acceptable to both the agreeing Parties, failing which the original Executive Management shall be considered approved. The Parties further agree that in the event 2 (Two) Parties do not agree to the appointment of the proposed Executive Management, the Parties shall try to appoint another Executive Management acceptable to all the Parties within 15 days from last of the objections. The names of key management executive employees who would be appointed on the First Closing Date are provided in Schedule 4.’

1.12 The first sentence of Clause 11.6 (Reserved Matters) of the SSSA shall be deleted in entirety and replaced with the following:

‘Notwithstanding anything that is contained in this Agreement, the Shareholders agree that no action shall be taken or resolution passed by the Board, committees of the Board, nor shall the Shareholders permit or agree in any action being taken with respect to the following Reserved Matters without the affirmative note of at least 1 (one) Director nominated by each of Company Founders, Calpian and Hall at the Board provided however where Hall does not have a Board Nominee, consent for Reserved Matters shall be obtained from Hall and at least 1 (one) affirmative vote of each of Company Founders, Calpian and Hall at general meeting as the case may be. It is clarified that all the Reserved Matters in relation to any subsidiary of the Company or MMPL shall be discussed at the Board meeting of the Company and Hall shall have the right to exercise its affirmative vote at or prior to such Board meetings. The nominees of the Company on the board of the subsidiaries and MMPL and the representatives of the Company in shareholder meetings shall vote in accordance with the decision of the Board in relation to such Reserved Matters.’
1.13 The following clause 11.6.33 shall be added after the exiting clause 11.6.32 of the SSSA:

‘Permitting any equity investment into the Company at a pre-money valuation of less than $40,000,000 USD.’

1.14 The second sentence of Clause 11. 7.2 of the SSSA (Company Shareholder’s Meeting) shall be deleted in entirety and replaced with the following:

‘Such quorum for any general meeting of Company shall always require the presence of 1 (one) representative each of Company Founders, Hall and Calpian.’

1.15 Clause 11.8 of the SSSA (Liability of Board Nominees of Calpian) shall be deleted in entirety and shall be replaced with the following:

‘11.8 Liability of Board Nominees of Calpian and Hall:

11.8.1 The Parties expressly agree that the Board Nominees of Calpian and Hall will be non-executive Directors.

11.8.2 The Parties expressly agree that the Board Nominees of Calpian and Hall shall not be identified as officers

Exhibit 10.4

in charge/ default of the Company or occupier of any premises used by the Company or an employer of the employee. Further, the Company and the Company Founders undertake to ensure that the other Directors or suitable persons are nominated as officers in charge/ default and for the purpose of statutory compliances, occupiers and/or employers as the case may be in order to ensure that the Board Nominees of Calpian and Hall do not incur any liability.’

1.16 Clause 11.9 shall be added to the SSSA after the existing Clause 11.8:

‘Notwithstanding anything contained herein, the Parties hereby agree that that consent of 5 out of 6 Directors of the Company will be required to accept equity investment into the Company at a price below Hall’s Acquisition Amount for the purchase of the Shares of the Company in terms of the SPA.’

1.17 Clause 13 A.6 (Non-Competition and Non-Solicitation) shall be added to the SSSA after the existing Clause 13.A.5 :

‘The Parties agree that the provisions of this Clause 13.A, shall not be applicable to Hall.’

1.18 Clause 14.2.3 of the SSSA (Duration and Termination) shall be deleted in entirety.

1.19 In Clause 14.5.1 of the SSSA The words “{(except Clause 14.2.3 (Event of Default and after)}” occurring immediately after the words “pursuant to Clauses 14.2”, “the affected Party(ies)” shall be deleted.

1.20 Clause 14.5.3 of the SSSA shall be deleted in entirety.

1.21 Clause 14.6.6 shall be added to the SSSA after the existing Clause 14.6.5:

‘14.6.6 The Parties agree that the Termination Put Option shall not apply to a Defaulting Shareholder if the Defaulting Shareholder holds 10% (ten percent) or less of the share capital of the Company.’

1.22 Clause 14.7.5 shall be added to the SSSA after the existing Clause 17.7.4 :

‘Upon the occurrence of an Event of Termination or completion of the Termination Put Option or Termination Call Option, this Agreement shall terminate vis-a vis, the Defaulting Shareholder and continue to apply with respect to the Non-Defaulting Shareholders. Upon transfer of shares of the Defaulting Shareholder, if the Termination Call Option is exercised, the Non-Defaulting Shareholders hereby undertake to enter into a restated and amended shareholders agreement to record the rights of the Non-Defaulting Shareholder pursuant to Defaulting Shareholder’s exit. Without prejudice the immediately preceding sentence, it is clarified that if the Non-Defaulting Shareholders are unable to agree to a restated and amended shareholders agreement then this Agreement shall continue to remain in full force and effect.’

1.23 In Clause 15.5.1 of the SSSA, after the notice details for Calpian, the following shall be added :

‘HALL MOM, LLC
Address: KPMG Plaza, 2323 Ross Avenue, Suite 200, Dallas, Texas, 75201
Attention: Bryan Tolbert
Email: btolbert@hall group.com’

Exhibit 10.4

1.24 Clause 15.17 shall be deleted in entirety and replaced by the following :

‘15.17.1 This Agreement shall be governed by and constructed in accordance with the substantive laws of India.

15.17.2 The Parties agree that any dispute or controversy arising out of or related to this Agreement shall be promptly, but finally, determined by a neutral third party appointed by the American Arbitration Association, as arbitrator, upon informal written submittal and oral presentation in Dallas, Texas. The arbitrator shall determine who shall bear the costs of resolution, including reasonable attorneys’ fees. Proceedings before the arbitrator may be initiated by sending a written demand to a party identifying the matter(s) in dispute and unresolved and notifying the American Arbitration Association. The proceeding shall be held within fifteen (15) days of the written demand, which period may be extended by the arbitrator for good cause shown. Any decision under this provision shall be final and enforceable by court order. The Parties further agree that any litigation instituted in connection an arbitration hereunder or otherwise in connection with this Agreement, shall be in Dallas County, Texas. Provided further, that the Parties shall be approach the courts at Mumbai for any interim relief they may require.’

2. WAIVER OF RIGHTS

The Company Founders herby agree and reiterate that they have waived their pre-emption and other rights under the SSSA and the articles of association of the Company for transfer of the Shares by Calpian to Hall in terms of the SPA and they have no objection to such transfer of Shares from Calpian to Hall.

3. DEED OF ADHERENCE

Hall hereby agrees and undertakes that it has read the SSSA and Hall agrees and undertakes with each of the Parties hereto that it shall comply with all the terms, conditions, covenants and undertakings of the SSSA read with this Agreement as are applicable to the Parties as if it was itself always a party to the SSSA.

4. REPRESENTATIONS AND WARRANTIES

4.1 Each Party represents and warrants to the other Party that this Agreement has been duly authorized, executed and delivered by it and constitutes a valid and legally binding agreement with respect to the subject matter contained herein.

4.2 The Company Founders and Calpian represent and warrant to Hall, that there has been no breach of the provisions of the SSSA by either of the Company Founders that would result in termination of the SSSA or dilution of any rights granted under the SSSA or any agreement in writing between the Company Founders and Calpian and all rights granted to Calpian and Company Founders are valid and enforceable.

5. FINAL AGREEMENT AND EFFECTIVENESS

5.1 The Parties shall exercise all voting and other rights and powers available to them so as to give effect to the provisions of this Agreement and the SSSA and shall further procure amendment(s) to the articles of association of the Company. In the event of any ambiguity or discrepancy between the provisions of this (i) Agreement and/or (ii)

Exhibit 10.4

SSSA and the articles of association of Company, it is intended that the provisions of this Agreement shall prevail.

5.2 All the other terms and conditions as mentioned in the SSSA shall remain in full force and effect. It is clarified that this Agreement, SSSA, SPA and the First Amendment to the SSSA dated August 14, 2013 taken together, constitute the final agreement between the Parties and wherever there is any conflict between this Agreement and the SSSA for provisions mentioned herein, the provisions of this Agreement are paramount and shall prevail over the SSSA.

5.3 Upon the effectiveness of this Agreement, on and after the date hereof, each reference in the SSSA to “this Agreement, “hereunder,” “hereof,” “herein” or words of like import, shall mean and be a reference to the SSSA, as amended hereby.

5.4 All capitalized and other terms used in this Agreement and not defined herein will have the same meaning as assigned to them under the SSSA.

5.5 This Agreement may be executed in one or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

5.6 The provisions of Clause 13 (Confidentiality) and 15 (General) of the SSSA shall apply mutatis mutandis to this Amendment Agreement.

5.7 This Agreement shall be co-terminus with the SSSA.

(Execution page follows)

** REMAINDER OF THIS PAGE INTENTIONALLY LEFT BLANK**

Exhibit 10.4

IN WITNESS WHEREOF, the parties have executed this Amendment Agreement as of the day and year first above mentioned.

Digital Payments Processing Limited
/s/ Shashank M. Joshi	/s/ Rajat Sharma
Shashank M. Joshi	Rajat Sharma
Company Founder 1	Company Founder 2
/s/ Ranjeet Oak	/s/ Jolly Mathur
Ranjeet Oak	Jolly Mathur
Company Founder 3	Company Founder 4
/s/ Sushil Poddar	/s/ Sanjay Malik
Suhsil Poddar	Sanjay Malik
Company Founder 5	Company Founder 6
/s/ Ravi Subramanian
Ravi Subramanian
Company Founder 6

Calpian Inc.	Mall MOM LLC
/s/ Harold H. Montgomery	/s/ Donald L. Braun
Harold H. Montgomery	Donald L. Braun
CEO	President

ANNEXURE D
FORM OF OPTION AGREEMENT

THIS OPTION AGREEMENT (this “Agreement”) is entered into and effective as of 30th December 2015 by and between

DIGITAL PAYMENTS PROCESSING LIMITED, a public limited company, incorporated under the (Indian) Companies Act, 1956, and having its registered office at MOM House, Plot No. 61, Ramchandra Lane, Next to Kapolwadi, Opp. to Bikaji Foods, Kanchpada, Malad (W), Mumbai - 400064, Maharashtra, India (hereinafter referred to as “DPPL” which expression shall be deemed to mean and include its administrators, successors and permitted assigns) of the First Part.

AND

CALPIAN INC., a company incorporated under the laws of State of Texas, United States of America and having its registered/corporate office at 500 N. Akard Street, Suite 2850, Dallas, TX 75201 (hereinafter referred to as “Calpian”, which expression shall, unless repugnant to the context or meaning thereof, mean and include successors and permitted assigns) of the Second Part;

AND

HALL MOM, LLC., a Texas limited liability company incorporated and existing under the laws of United States of America and having its registered office at, KPMG Plaza, 2323 Ross Avenue, Suite 200, Dallas, Texas, 75201 with the Secretary of State of the State of Texas, at (hereinafter referred to as “Hall”, which expression shall, unless repugnant to the context or meaning thereof, mean and include its successors and permitted assigns) of the Third Part.

Exhibit 10.4

DPPL, Calpian and Hall are hereinafter collectively referred to as “Parties” and individually as “Party”.
RECITALS

WHEREAS, Calpian owns certain equity shares of My Mobile Payments Limited, a public limited company registered under the provisions of the Companies Act, 1956 in India, and having its registered office at MOM House, Plot No. 61, Ramchandra Lane, Next to Kapolwadi, Opp. to Bikaji Foods, Kanchpada, Malad (W), Mumbai - 400064, Maharashtra, India (hereinafter referred to as the MMPL”. The Shareholding pattern of MMPL as on the date of this Agreement is set out in Annexure A.

WHEREAS, Calpian conducts operations of its enterprise known as Money-on-Mobile, a mobile wallet service used to pay for goods and services from a mobile phone and to make other financial transactions, such as sending or receiving money (“Money-on-Mobile”) through DPPL and MMPL. DPPL and MMPL are collectively referred to as “Money-on-Mobile Enterprise”.

WHEREAS, Calpian desire to (A) grant Hall an option to purchase from Calpian its entire shareholding in MMPL (the “MMPL Shares”). and (B) grant Hall another option to acquire up to fifteen percent (15%) of the equity shares of DPPL on a Fully Diluted Basis (as defined hereinafter) or sell Sale Shares (as defined hereinafter) to Calpian at a certain sale price.

WHEREAS, the Parties are executing this Agreement to lay down the terms and conditions to govern Option1 (as defined hereinafter) and Option 2 (as defined hereinafter).

AGREEMENT

NOW, THEREFORE, in consideration of the mutual promises and covenants contained in this Agreement and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties hereto mutually agree as follows:

1. Option 1:
1.1 Hall shall have the right but not the obligation to purchase from Calpian all the MMPL Shares for US Dollars Ten ($ 10) (“Option 1”) if:
(a) Calpian fails to recapitalize MMPL to the sole and absolute satisfaction of Hall within six (6) months from the date of this Agreement. It is clarified that, unless otherwise agreed by Hall in writing, for the recapitalization to be successful, DPPL should (i) hold more than fifty percent (50%) of the entire voting shareholding in MMPL on a Fully Diluted Basis, (ii) have the power to appoint majority of the directors on the board of directors of MMPL, and (iii) only exercise its vote on all major decisions in respect of MMPL henceforth with the consent of board of directors DPPL. It is hereby clarified that Hall can exercise the aforesaid option to purchase the MMPL Shares under Section 1.1 (a), (i) any time after six (6) months from the date of this Agreement if Calpian fails to recapitalize MMPL in terms of Section 1.1(a) above or, (ii) any time after the date that Calpian has communicated to Hall in writing that the recapitalization is not possible within the said time frame of six (6) months. It is further clarified that sub-provision (ii) in the immediately preceding sentence will not in any way limit the exercise under sub-provision (i) of the immediately preceding sentence;

OR

(b) Hall is satisfied in its sole discretion that post the business transfer agreement between MMPL and DPPL executed on March 31, 2015, MMPL on its own has substantive enterprise value (assuming real estate assets held by MMPL are disregarded) and the Money-on-Mobile Enterprise’s enterprise value is not entirely in DPPL. Provided however, Hall can exercise this option to purchase the MMPL Shares only after Calpian fails to recapitalize MMPL in accordance with Clause 1.1. (a). Hall shall have the right to exercise this option for a period of 30 business days from the earlier of (i) expiry of the aforementioned 6 month period, or (ii) the date on which
Calpian confirms in writing that it shall not be able to recapitalize MMPL in accordance with Clause 1.1 (a). The closing for the transaction pursuant to Section 1.1 (a) and (b) will occur in accordance with Section 5.1 of this

Exhibit 10.4

Agreement (“Closing 1”).

1.2 Option 2:
(a) In the event DPPL raises US Dollars Five Million ($5,000,000) or more from a third party at any time on or before March 1, 2016 then subject to the conditions of this Agreement and subject to applicable laws:
i. Hall shall have the right but not the obligation to invest into DPPL an amount up to US Dollars Six Million ($ 6,000,000) at any time from March 1, 2016 to March 15, 2016 and Calpian shall cause DPPL to issue to Hall, upon the exercise of such option and subject to the terms and conditions set forth in this Agreement, equity shares of DPPL for a purchase price up to US Dollars Six Million ($6,000,000) at the same valuation at which the third party has invested or agreed to invest into DPPL (“Third Party Valuation”). In the event, due to applicable laws, Hall is unable to invest at the Third Party Valuation, Hall shall have the right to invest up to US Dollars Six Million ($6,000,000), at the lowest purchase price for the shares of DPPL that is permitted under law and Calpian hereby agrees to transfer, without payment of any consideration, to Hall such number of DPPL shares that are equivalent to the difference between the number of shares Hall would have purchased at the Third Party Valuation and the number of shares that Hall has actually purchased at the higher valuation (“Calpian Shortfall Shares”).Calpian hereby warrants and further undertakes that all Calpian Shortfall Shares issued or transferred to Hall shall be free and clear of any encumbrances, pledges, liens, security interests, restrictive agreements, transfer restrictions, voting trust arrangements or claims of any kind or nature (“Liens”).The closing for the said transaction will happen in accordance with Section 5.2 (“Closing 2”).

OR

ii. Hall has the right but not the obligation to cause Calpian to purchase from Hall all the equity shares purchased by Hall from Calpian in terms of share purchase agreement executed between Hall and Calpian on the even date (“Sale Shares”) and MMPL Shares and Calpian agrees to purchase from Hall the Sale Shares and MMPL Shares, upon the exercise of option by Hall at a purchase consideration of (a) US Dollars Three Million and Ten ($3,000,010) for both Sale Shares and MMPL Shares or (b) US Dollars Three Million ($3,000,000) for Sale Shares only if Hall has not purchased MMPL Shares. Upon Hall exercising such option, Calpian shall have a period of One Hundred Twenty (120) days to purchase the said Sale Shares and MMPL Shares from Hall and complete the transaction. Immediately upon completion of the closing of the said purchase by Calpian, Hall hereby agrees that (i) the shareholders agreement (including any subsequent amendment) shall terminate with respect to any rights and obligations of Hall except those rights which under the terms of such agreement are expressly stated to survive exit of Hall from DPPL and MMPL or by their very nature continue to survive, and (ii) it shall promptly cause its nominee directors or observer on the board of the DPPL to resign. Hall hereby warrants and further undertakes that the Sale Shares and MMPL Shares if and when transferred to Calpian will be transferred to Calpian free and clear of any and all applicable Liens that it may have created during the course of its ownership of the Sale Shares and MMPL Shares. For avoidance of doubt it is hereby clarified that if Hall has exercised Option 1.1(b) and has purchased MMPL Shares and if Hall exercises this option (Section 1.2 (a) (ii)) under Option 2 then Hall shall be obliged to transfer both Sale Shares and MMPL Shares to Calpian hereunder. The closing for the said transaction will happen in accordance with Section 5.3 (“Closing 3”).
(b) In the event DPPL does not raise US Dollars Five Million ($ 5,000,000) or more from a third party at any time on or before March 1, 2016 then subject to the conditions of this Agreement and subject to applicable laws:
i. Hall shall have the right but not the obligation to invest into DPPL an amount upto US Dollars Six Million ($
6,000,000) at any time from March 1, 2016 to March 15, 2016, and Calpian shall cause DPPL to issue to Hall, upon the exercise of such option and subject to the terms and conditions set forth in this Agreement and subject to applicable laws, upto fifteen (15%) of the equity shares of DPPL for a purchase price upto US Dollars Six Million ($ 6,000,000) calculated at a US Dollars Forty Million ($ 40,000,000) pre-money valuation of Money-on-Mobile Enterprise (“Agreed Valuation”). In the event, due to applicable laws, Hall is unable to invest at the Agreed Valuation, Hall shall have the right to invest up to US Dollars Six Million ($6,000,000), at the lowest permissible purchase price for the shares of DPPL and Calpian shall transfer such number of shares to Hall, for an aggregate consideration of US Dollar One ($1), that represent the difference between the number of shares Hall has purchased at the higher valuation and number of shares Hall would have purchased for the same amount at the Agreed Valuation (“Calpian Shortfall Shares”). Calpian hereby warrants and further undertakes that Calpian Shortfall

Exhibit 10.4

Shares shall be free and clear of any encumbrances, pledges, liens, security interests, restrictive agreements, transfer restrictions, voting trust arrangements or claims of any kind or nature (“Liens”). The closing for the said transaction will happen in accordance with Closing 2.

OR

ii. Hall has the option to cause Calpian to purchase from Hall Sale Shares and MMPL Shares and Calpian agrees to purchase from Hall the Sale Shares and MMPL Shares, upon the exercise of option by Hall and subject to the terms and conditions set forth in this Agreement and subject to applicable laws, at a purchase consideration of (a) US Dollars Three Millions and Ten ($ 3,000,010) for both Sale Shares and MMPL Shares or (b) US Dollars Three Million ($3,000,000) for Sale Shares only when Hall has not purchased MMPL Shares. Upon Hall exercising such option, Calpian shall have a period of One Hundred Twenty (120) days to purchase the said Sale Shares and MMPL Shares from Hall and complete the transaction. Simultaneous to the closing of the said purchase by Calpian, Hall hereby agrees and undertakes that it shall lose all the rights under the shareholders agreement or any subsequent amendment in DPPL and MMPL, except those rights which either under the terms of such agreement expressly survive exit of Hall from DPPL and MMPL or by their very nature continue to survive and shall immediately cause its nominee directors on the board of the DPPL to resign and such agreements shall automatically terminate. Hall hereby warrants and further undertakes that the Sale Shares and MMPL Shares if and when transferred to Calpian will be transferred to Calpian free and clear of any and all applicable Liens that it may have created during the course of its ownership of the Sale Shares and MMPL Shares. For avoidance of doubt it is hereby clarified that if Hall has exercised Option 1.1(b) and has purchased MMPL Shares and if Hall exercises this option (Section 1.2 (b) (ii)) under Option 2 then Hall shall be obliged to transfer both Sale Shares and MMPL Shares to Calpian hereunder. The closing for the said transaction will happen in accordance with Closing 2.
The options under 1.2. (a) and (b) shall collectively be referred as Option 2.
1.3 Notwithstanding anything contained herein, the Parties hereby agree that in the event Hall exercises Option 2 it shall not exercise Option 1.
1.4 Upon exercise of Option 1 and/ or Option 2, the amount of stamp duty and any other costs relating to the transfer/ issue of the MMPL Shares, shares of DPPL and Sale Shares pursuant to this Agreement shall be paid by Hall.

2. Representations and Warranties of DPPL and Calpian.

2.1 DPPL and Calpian represent and warrant to Hall that this Agreement has been duly authorized, executed and delivered by it and constitutes a valid and legally binding agreement with respect to the subject matter contained herein.

2.2 Calpian further hereby represents and warrants to Hall that the following statements are true and correct on the date of this Agreement, and upon an exercise of Option 1 or 2 by Hall will be, true and correct on the date of exercise of such Option:
2.2.1. Title. Calpian has good right, full power and absolute authority to transfer and sell the MMPL Shares and transfer without any consideration, the Calpian Shortfall Shares to Hall free from any lien, encumbrance, claim or demand of any nature including any tax demands under the ITA. Upon the transfer of the MMPL Shares and Calpian Shortfall Shares to Hall, in terms of this Agreement, Hall shall have clear and marketable title to the MMPL Shares and Calpian Shortfall Shares, which will be free from any lien, encumbrances or any claim or demand of any description whatsoever.
2.2.2. No Liens. Calpian has the legal right to transfer the MMPL Shares and Calpian Shortfall Shares pursuant to this Agreement. The MMPL Shares and Calpian Shortfall Shares are free and clear of any Liens and will be transferred to Hall free and clear of any and all Liens.
2.3 DPPL and Calpian further hereby represents and warrants to Hall that the following statements are true and correct on the date of this Agreement, and upon an exercise of Option 1 or 2 by Hall will be, true and correct on the date of exercise of such Option:
2.3.1 No Conflicts. The execution and delivery by Calpian and DPPL of this Agreement, and the performance by Calpian and DPPL of their respective obligations hereunder, does not and will not (i) violate or conflict with any

Exhibit 10.4

law, ordinance or regulation or order, decree or judgment of any arbitrator, court, or administrative or other governmental body which is applicable to, binding upon or enforceable against Calpian or DPPL or any of their assets, (ii) constitute or result in a breach of any of the terms, provisions, conditions of, or constitute a default under, or an event which, with lapse of time or notice or both, would constitute a default under, any indenture, agreement, contract or other instrument to which Calpian or DPPL is a party or by which Calpian or DPPL may be bound or (iii) require the consent or approval of any court, governmental authority or other person.
2.3.2 Due Execution; Binding Obligation. This Agreement has been duly executed and delivered by Calpian and DPPL and is a legal, valid and binding obligation of Calpian and DPPL, enforceable in accordance with its terms, except as the enforceability thereof may be limited by bankruptcy, insolvency, moratorium or other laws affecting the enforcement of creditors’ rights or the availability of equitable remedies.
2.3.3 Consents. Neither the execution, delivery, or performance of this Agreement, nor the consummation by Calpian and / or DPPL of the obligations contemplated hereby requires the consent of, authorization by, exemption from, filing with or notice to any governmental entity or any other person.
2.3.4 FDI Compliance. Neither MMPL, DPPL nor any of their respective subsidiaries are engaged in any activity in which foreign investment is restricted or prohibited under the Foreign Exchange Management Act, 1999 and rules and regulations made thereunder and the Foreign Direct Investment Policy issued by the Department of Industrial Policy and Promotion, Ministry of Commerce and Industry, Government of India, with effect from May 12, 2015 (“FDI Policy”) and the entire shareholding of Calpian in the DDPL and MMPL is in compliance with the FDI Policy.
2.3.5 Compliance with Law. MMPL and DPPL are in compliance in all material respects with all applicable laws. Each of MMPL and DPPL has not received any written notice from any governmental entity regarding (i) any actual, alleged, possible, or potential violation of, or failure to comply with, any law, or (ii) any actual, alleged, possible, or potential obligation on the part of it to undertake, or to bear all or any portion of the cost of, any remedial action of any nature. Each of MMPL and DPPL possesses all of the material licenses and permits that are necessary to own and operate the business as presently conducted, and each of such licenses and permits is valid and in full force and effect.
2.3.6 No Disagreements with Accountants or Lawyers. There are no material disagreements of any kind presently existing, or reasonably anticipated by Calpian or DPPL to arise, between Calpian and/or DPPL, the accountants and lawyers formerly or presently employed by Calpian or DPPL which could affect Calpian’s or DPPL’s ability to perform any of its obligations under this Agreement.
2.4 No Capital Gains. Calpian represents that pursuant to exercise of Option 1 hereunder, no capital gains will arise to Calpian and consequently, there will be no withholding tax obligation on Hall under the ITA.

3 Representations and Warranties of Hall.
Hall hereby represents and warrants to Calpian that the following statements are, and upon any exercise of Option 1 and Option 2 by Hall will be, true and correct:
3.1 No Conflicts. The execution and delivery by Hall of this Agreement, and the performance by Hall of its obligations hereunder, do not and will not (i) violate or conflict with any law, ordinance, or regulation, or order, decree or judgment of any arbitrator, court or administrative or other governmental body which is applicable to, binding upon or enforceable against Hall or any of its assets, (ii) constitute or result in any breach of any of the terms, provisions, conditions of, or constitute a default under, or an event which, with notice or lapse of time or both, would constitute a default under, any indenture, agreement, contract or other document to which Hall is a party or by which Hall may be bound or (iii) require the consent or approval of any court, governmental authority or other person.
3.2 Due Execution; Binding Obligation. This Agreement has been duly executed and delivered by Hall and is a legal, valid and binding obligation of Hall, enforceable in accordance with its terms, except as the enforceability thereof may be limited by bankruptcy, insolvency, moratorium or other laws affecting the enforcement of creditors’ rights or the availability of equitable remedies.
3.3 Consents. Neither the execution, delivery or performance of this Agreement, nor the consummation by Hall of the obligations contemplated hereby requires the consent of, authorization by, exemption from, filing with or notice to any governmental entity or any other person.
3.4 No Lien. Hall hereby warrants and undertakes that the Sale Shares and MMPL Shares if and when transferred to Calpian will be transferred to Calpian free and clear of any and all applicable Liens that it may have created during

Exhibit 10.4

the course of its ownership of the Sale Shares and MMPL Shares. Hall undertakes to indemnify Calpian for any breach of this provision.

4 Covenants.
4.1 Calpian undertakes to ensure that no dilution takes place in its current shareholding until March 31, 2016 in DPPL or MMPL and shall not create any encumbrance, lien or pledge on the MMPL Shares or the DPPL equity shares held by it.
4.2 Upon exercise of the Closing 1.1 (b) and on or prior to Closing 1 for transfer of MMPL Shares, Calpian shall provide a certificate obtained from a chartered accountant of repute (“Certificate”) certifying capital loss arising to Calpian pursuant to exercise of Option 1 hereunder and thus, withholding tax being nil.

4.3 Calpian shall obtain any and all governmental approvals or permits, consents from existing shareholders of MMPL / DPPL or any third parties that may be required, for Hall to exercise the Option 1 or Option 2.

5 Closing.
5.1 Closing 1. The closing under this Agreement of the purchase of the MMPL Shares shall occur on the 10th day (“Closing 1 Date”) after Hall delivers written notice to Calpian of Hall’s decision to exercise the Option 1 (the “Closing 1”). On Closing 1 Date,
(a) Calpian shall deliver to Hall (i) any and all governmental approvals or permits, third party consents or consents from the shareholders of MMPL that are required to effect the transfer, (ii) duly signed and stamped share transfer deeds along with the original certificates representing the MPPL Shares;
(b) Hall or its designee shall pay the purchase price set forth above in Section 1.1, by wire transfer of immediately available funds to Calpian; and
(c) Calpian shall ensure that MMPL shall take on record the transfer of the MMPL Shares to Hall and update the records of MMPL to reflect the name of Hall as the holder of the MMPL Shares on exercise of Option 1 and provide Hall a certified true copy of the board resolution of the MMPL approving the transfer as also the updated register of members of MMPL which reflects Hall to be the legal and beneficial owner of MMPL Shares.
5.2 Closing 2. The closing under this Agreement for issue of the shares of DPPL and transfer of the Calpian Shortfall Shares (if applicable) shall occur within 30 days after Hall delivers written notice to Calpian of Hall’s decision to exercise Option 2, at which time Hall or its designee shall pay the purchase price set forth above in Section 1.2 (a) (i) or Section 1.2 (b) (i), by wire transfer of immediately available funds to DPPL, and DPPL shall issue and deliver certificates representing proportionate shares of DPPL to Hall. Simultaneous with such wire transfer of funds to DPPL, Calpian shall transfer the Calpian Shortfall Shares by delivering to DPPL, duly stamped and executed share transfer deeds along with the original certificates representing the Calpian Shortfall Shares. Calpian shall ensure that DPPL shall take on record the transfer of the Calpian Shortfall Shares to Hall and update the records of DPPL to reflect the name of Hall as the holder of the Calpian Shortfall Shares on exercise of Option 2 and provide Hall a certified true copy of the board resolution of the DPPL approving the said transfer as also the updated register of members of DPPL. Calpian shall also deliver to Hall any and all governmental approvals or permits, third party consents or consents from the shareholders of DPPL that were required to transfer the shares mentioned above.
5.3 Closing 3.The closing under this Agreement for transfer of Sale Shares and MMPL Shares after Hall delivers written notice to the Calpian of Hall’s decision to transfer Sale Shares and MMPL Shares to Calpian upon exercise of Option 2 shall be in accordance with Section 1.2 (a) (ii) or 1.2 (b) (ii) as applicable. Calpian shall be responsible for obtaining any and all governmental approvals or permits, third party consents or consents from the shareholders of DPPL or MMPL that are required to effect the transfer of the Sale Shares and MMPL Shares. On the closing date, Calpian shall pay to Hall, the relevant consideration as set out in Section 1.2 (a) (ii) or 1.2 (b) (ii) as applicable and upon receipt of consideration, Hall shall handover duly signed and stamped share transfer forms along with the original share certificates. Immediately upon completion of the aforementioned actions, Hall shall cause its nominees to resign from the board of DPPL.
6 Indemnification. Calpian agrees to indemnify and hold Hall harmless from and against, and will reimburse Hall on demand for, any payment, direct loss, cost or expense (including reasonable attorneys fees and reasonable costs of investigation incurred in defending against such payment, direct loss, cost or expense or claim therefor) made or asserted against Hall in respect of (i) any breach of any representation or warranty or nonfulfillment of any

Exhibit 10.4

covenant or agreement on the part of Calpian contained in this Agreement; and/or (ii) any tax demands or claims raised on Hall in relation to the exercise of the Option 1 or Option2.
7 Entire Agreement. This Agreement terminates, supersedes, and replaces all prior written and oral agreements among the parties hereto with respect to the subject matter of this Agreement and constitutes the entire, complete, and exclusive statement of the terms of the agreement by and among the parties hereto with respect to the subject matter of this Agreement. This Agreement may not be terminated, amended, or otherwise modified except by a written agreement executed by each party to this Agreement to be charged with or otherwise affected by any such termination, amendment, or other modification.
8 Assignment; Successors; No Third-Party Rights. No party to this Agreement may assign any right or obligation of such party under this Agreement without the prior consent of each other party to this Agreement. Subject to the preceding sentence, this Agreement shall apply to, be binding in all respects upon, and inure to the benefit of the successors, heirs, personal representatives, and permitted assigns of the Parties to this Agreement. Nothing expressed or referred to in this Agreement shall be construed to give any party other than the parties to this Agreement any legal or equitable right, remedy, or claim under or with respect to this Agreement or any provision of this Agreement. This Agreement and all of the provisions of this Agreement are for the sole and exclusive benefit of the parties to this Agreement and the successors, heirs, personal representatives, and permitted assigns of the parties to this Agreement.

9 Waiver.
Neither the failure to exercise, nor any delay by any Party to this Agreement in exercising, any right, power, or privilege under this Agreement shall operate as a waiver of such right, power, or privilege, and no single or partial exercise of any such right, power, or privilege shall preclude any other or further exercise of such right, power, or privilege or the exercise of any other right, power, or privilege. To the maximum extent permitted by applicable law, (a) no claim or right arising out of this Agreement may be discharged by one (1) Party, in whole or in part, by a waiver or renunciation of the claim or right unless in writing signed by each other party hereto, (b) no waiver that may be given by any Party hereto shall be applicable except in the specific instance when and for which such waiver is given, and (c) no notice to or demand on one (1) Party shall be deemed to be a waiver of any obligation of such party or of the right of the party giving such notice or demand to take further action without notice or demand as provided in this Agreement.

10 Jurisdiction;
Service of Process; Applicable Law. Any action or other proceeding seeking to enforce any provision of, or based on any right arising out of, this Agreement may be brought against any party to this Agreement in the courts of the State of Texas, or, if such party has or can acquire jurisdiction, in any United States District Court, and each party to this Agreement consents to the jurisdiction of such court(s) (and of the appropriate appellate courts) in any such action or other proceeding and waives any objection to venue laid therein. Process in any action or other proceeding referred to in the preceding sentence may be served on any party anywhere in the world. This Agreement shall be governed by, enforced under, and construed in accordance with the laws of the State of Texas without regard to conflict of laws principles.

11 Fairness of Purchase Price.
Calpian and Hall hereby acknowledge, as evidenced by their signatures hereto, that (a) the purchase price/ transfer price for issue and transfer of relevant shares hereunder is fair, equitable and valid; and (b) MMPL’s and DPPL’s common stock is subject to market forces which will result in variances in the value thereof, which variances may be significant and (c) the said purchase price/ transfer price shall always be subject to applicable laws of India.

12 Time of the Essence.
With regard to all dates and time periods set forth or referred to in this Agreement, time is of the essence.

13 Further Assurances.
Each party to this Agreement shall use commercially reasonable efforts to (a) provide, or cause to be provided, such information, (b) execute and deliver, or cause to be executed and delivered, such documents, and (c) do, or cause to

Exhibit 10.4

be done, all other such acts and things, in each case, if and as reasonably requested by any other party to this Agreement for the purpose of carrying out the intents and purposes of this Agreement and the transactions contemplated by this Agreement.
14 Counterparts. This Agreement may be executed in one or more counterparts, each of which shall be deemed to be an original copy of this Agreement and all of which, when taken together, shall be deemed to constitute one (1) and the same agreement.

15 Severability.
If any provision of this Agreement is held invalid or unenforceable by any court of competent jurisdiction, the other provisions of this Agreement shall remain in full force and effect. Any provision of this Agreement held invalid or unenforceable only in part or degree shall remain in full force and effect to the extent not held invalid or unenforceable. In the event that, for any reason whatsoever, transactions contemplated in this Agreement are held by any governmental authority to be invalid, illegal or unenforceable under the applicable laws, then the Parties shall endeavor in good faith to achieve the commercial intent of the above provisions and for this purpose shall take all such actions which may be necessary.

16 Definitions.
In this Agreement, (i) capitalised terms defined by inclusion in quotations and/ or parenthesis have the meanings so ascribed; and (ii) the following terms shall have the following meanings assigned to them herein below:

“ITA” means Indian Income-tax Act, 1961 as amended, substituted, or replaced including circulars, notifications, explanations and clarifications issued by the Central Board of Direct Taxes and rules framed under the Income Tax Rules, 1962;

“Fully Diluted Basis” means the total equity share capital of the Company calculated assuming that all outstanding securities convertible, exercisable and/or exchangeable into equity shares or rights or options which carry a right to subscribe to equity shares or securities convertible, exercisable and/or exchangeable into equity shares, including debentures, stock options, warrants issued by the Company (whether or not by their terms then currently convertible, exercisable or exchangeable) have been so converted, exercised or exchanged.

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Exhibit 10.4

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed and delivered effective as of the date first written above.

HALL MOM LLC.

By:_/s/ Donald L. Braun___________________________________
Name: Donald L. Braun

Title: President

CALPIAN, INC.

By:__/s/ Scott S. Arey__________________________________
Name: Scott S. Arey

Title: CFO

DIGITAL PAYMENTS PROCESSING LIMITED

By:__/s/ Harold H. Montgomery_________________________________
Name: Harold H. Montgomery

Title: CEO